Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement of our report dated April 8, 2011, with respect to the consolidated financial statements of Ernest Health, Inc. and Subsidiaries, as of December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010, included in the Current Report on Form 8-K, dated January 31, 2012.

/s/ Ernst & Young LLP

Phoenix, Arizona

January 31, 2012